EXHIBIT 12.1

                        MIDCOAST ENERGY RESOURCES, INC.
                      COMPUTATION OF RATIO OF EARNINGS TO
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                            NINE MONTHS
                                               ENDED
                                           SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                                           -------------   ----------------------------------------------------------------
                                               1998            1997          1996          1995         1994        1993
                                           -------------   ------------  ------------  ------------  ----------  ----------
Pre-tax income from continuing
  operations............................    $ 7,316,000    $  5,914,451  $  1,914,089  $  2,193,401  $  147,725  $  817,799
Add:
     Interest expense...................      2,043,000       1,066,738       412,629       339,324     188,623     177,566
     Amortized debt expense.............         58,957          78,495         3,553            --          --          --
Interest portion of rent expense(s).....         60,685          39,333        24,233        16,867      16,834      15,124
                                           -------------   ------------  ------------  ------------  ----------  ----------
Income as adjusted......................      9,478,642       7,099,017     2,354,504     2,549,592     353,182   1,010,489
                                           =============   ============  ============  ============  ==========  ==========
Fixed Charges:
     Interest expense...................      2,043,000       1,066,738       412,629       339,324     188,623     177,566
     Capitalized interest...............         66,261              --            --            --          --          --
     Amortized debt expense.............         58,957          78,495         3,553            --          --          --
     Interest portion of rent
       expense(a).......................         60,685          39,333        24,233        16,867      16,834      15,124
                                           -------------   ------------  ------------  ------------  ----------  ----------
Total fixed charges.....................      2,228,903       1,184,566       440,415       356,191     205,457     192,690
                                           -------------   ------------  ------------  ------------  ----------  ----------
Ratio of earnings to fixed charges......           4.25            5.99          5.35          7.16        1.72        5.24
                                           =============   ============  ============  ============  ==========  ==========
Fixed charges...........................      2,228,903       1,184,566       440,415       356,191     205,457     192,690
Preferred dividend requirement (b)......             --              --        22,863        59,183      59,183      59,183
                                           -------------   ------------  ------------  ------------  ----------  ----------
Total fixed charges and preferred
  dividend requirement..................      2,228,903       1,184,566       463,278       415,374     264,640     251,873
                                           =============   ============  ============  ============  ==========  ==========
Ratio if calculated with preferred stock
  dividend requirement..................           4.25            5.99          5.08          6.14        1.33        4.01
                                           =============   ============  ============  ============  ==========  ==========

------------

(a) The portion of rent included in the calculation is believed to be a reasonable approximation of the interest factor.

(b) Preferred dividends are not shown on a pre-tax basis due to the Company's utilization of net operating loss carryforwards which lowered the Company's effective tax rate to zero in the applicable years when preferred dividends were paid.